EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Three-Five Systems, Inc. on Form S-8 of our report dated February 3, 2003, except for Note 11, as to which the date is March 17, 2003, appearing in the Annual Report on Form 10-K of Three-Five Systems, Inc. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
June 25, 2003